Exhibit 99.1

CEVA, Inc. Announces Second Quarter 2013 Financial Results

•	Key OEMs in mobile markets license CEVA-MM3101 imaging & vision platform

•	Strategic customer extends use of DSP for 3G & LTE basebands

•	Expansion of existing stock repurchase program with additional two million shares

MOUNTAIN VIEW, Calif. – July 31, 2013 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of silicon intellectual property (SIP) platform solutions and DSP cores for the mobile, digital home and networking markets, today announced its financial results for the second quarter ended June 30, 2013.

Total revenue for the second quarter of 2013 was $12.8 million, a decrease of 6% compared to $13.6 million for the second quarter of 2012. Licensing and related revenue for the second quarter of 2013 was $6.1 million, an increase of 2% compared to $6.0 million reported for the second quarter of 2012. Royalty revenue for the second quarter of 2013 was $6.7 million, a decrease of 12% compared to $7.6 million reported for the second quarter of 2012.

Gideon Wertheizer, Chief Executive Officer, stated: “Our strong performance in licensing activities for the second quarter was a direct result of our strategy to expand beyond the cellular baseband market. During the quarter, we successfully completed two comprehensive agreements for our CEVA-MM3101 multimedia platforms with key OEMs in the mobile space who are expected to utilize our technology to develop their own proprietary multimedia processing chips. These agreements illustrate our ability to successfully capitalize on emerging technology trends in photography, vision and audio, and build the foundations for our future royalty growth. In addition, we extended our relationship with a key customer in the cellular baseband market, reinforcing our position in the 3G and LTE markets.”

U.S. GAAP net income for the second quarter of 2013 was $2.2 million, a decrease of 37% from $3.5 million reported for the same period in 2012. U.S. GAAP diluted earnings per share for the second quarter of 2013 were $0.10, a decrease of 33% compared to $0.15 for the second quarter of 2012.

Non-GAAP net income and diluted earnings per share for the second quarter of 2013 was $3.4 million and $0.15, respectively, representing a decrease of 24% and 21%, respectively, over the $4.4 million and $0.19 reported for the second quarter of 2012. Non-GAAP net income and diluted earnings per share for the second quarter of 2013 and 2012 excluded equity-based compensation expense, net of taxes, of $1.2 million and $1.0 million, respectively.

During the second quarter of 2013, the Company concluded six new license agreements. Four of the agreements were for CEVA DSP cores, platforms and software, one for SATA/SAS technology and one for Bluetooth technology. Target applications for customer deployment are 3G and LTE cellular handsets, imaging, and embedded vision and audio for mobile devices. Geographically, one of the license agreements was in the U.S. and the other five were in Asia, including Japan.

Yaniv Arieli, Chief Financial Officer, stated, “During the second quarter, our royalty revenue from 3G shipments surpassed the 2G royalty revenue for the first time. This is an important milestone that reflects our strong foothold in the growing adoption of low-cost smartphones in China. During the quarter, we bought back approximately 176,000 shares of our common stock for an aggregate consideration of approximately $2.8 million. Furthermore, the Board of Directors has authorized the expansion of our share repurchase program with an additional two million shares of common stock available for repurchase. In total, there are 2,179,000 shares available for repurchase under our 10b-18 plan program, illustrating our confidence in the long-term growth opportunities for CEVA, the Company’s robust fundamentals and considerable earnings leverage. Our financial position remains strong with our cash balance, marketable securities and bank deposits totaling $154 million at the end of the quarter.”

CEVA Conference Call

On July 31, 2013, CEVA management will conduct a conference call at 8:30 a.m. Eastern Time, to discuss the operating performance for the second quarter ended June 30, 2013.

The conference call will be available via the following dial in numbers:

•	U.S. Participants: Dial 1-800-860-2442 (Access Code: CEVA)

•	International Participants: Dial +1-412-858-4600 (Access Code: CEVA)

The conference call will also be available live via the Internet at the following link: http://www.videonewswire.com/event.asp?id=94830. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing +1-877-344-7529 or +1-412-317-0088 (access code: 10030920) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on August 7, 2013. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

For More Information Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. Director of Marketing & Investor Relations +1.650.417.7976 richard.kingston@ceva-dsp.com

About CEVA, Inc.

CEVA is the world’s leading licensor of silicon intellectual property (SIP) DSP cores and platform solutions for the mobile, portable and consumer electronics markets. CEVA’s IP portfolio includes comprehensive technologies for cellular baseband (2G / 3G / 4G), multimedia (vision, imaging and HD audio), voice processing, Bluetooth, Serial Attached SCSI (SAS) and Serial ATA (SATA). In 2012, CEVA’s IP was shipped in over 1.1 billion devices, powering smartphones from many of the world’s leading OEMs, including HTC, Huawei, LG, Nokia, Motorola, Samsung, Sony, TCL and ZTE. Today, more than 40% of handsets shipped worldwide are powered by a CEVA DSP core. For more information, visit www.ceva-dsp.com. Follow CEVA on twitter at www.twitter.com/cevadsp.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include Mr. Wertheizer’s statements about the agreements entered into during the second quarter of 2013 illustrating CEVA’s ability to successfully capitalize on emerging technology trends in photography, vision and audio, and build the foundations for its’ future royalty growth, Forward-looking statements also include Mr. Arieli’s statements about CEVA’s stock buyback program reflecting CEVA’s confidence in its long-term growth opportunities, robust fundamentals and considerable earnings leverage. The risks, uncertainties and assumptions include: the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers for us; our success in penetrating new markets and maintaining our market position in existing markets; the ability of products incorporating our technologies to achieve market acceptance, the effect of intense industry competition and consolidation, global chip market trends, the possibility that markets for our technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; our ability to timely and successfully develop and introduce new technologies; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings. CEVA assumes no obligation to update any forward looking statements or information, which speak as of their respective dates.

CEVA, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME – U.S. GAAP

U.S. dollars in thousands, except per share data

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
	Unaudited
Revenues:
Licensing and related revenues	$6,129	$5,997	$11,163	$12,003
Royalties	6,684	7,595	13,766	16,701

Total revenues	12,813	13,592	24,929	28,704

Cost of revenues	1,093	1,011	2,668	1,881

Gross profit	11,720	12,581	22,261	26,823

Operating expenses:
Research and development, net	5,621	5,425	10,660	10,911
Sales and marketing	2,540	2,104	4,895	4,393
General and administrative	1,744	1,849	3,582	3,718

Total operating expenses	9,905	9,378	19,137	19,022

Operating income	1,815	3,203	3,124	7,801
Financial income, net	707	974	1,436	1,922

Income before taxes on income	2,522	4,177	4,560	9,723
Taxes on income	347	698	680	1,387

Net income	2,175	3,479	3,880	8,336

Basic net income per share	$0.10	$0.15	$0.18	$0.36
Diluted net income per share	$0.10	$0.15	$0.17	$0.35
Weighted-average number of Common Stock used in computation of net income per share (in thousands):
Basic	22,087	22,873	22,142	23,188
Diluted	22,546	23,449	22,608	23,842

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(U.S. Dollars in thousands, except per share amounts)

	Three months ended June 30		Six months ended June 30
	2013	2012	2013	2012
	Unaudited
GAAP net income	$2,175	$3,479	$3,880	$8,336
Equity-based compensation expense included in cost of revenue	81	53	150	104
Equity-based compensation expense included in research and development expenses	409	394	855	859
Equity-based compensation expense included in sales and marketing expenses	332	200	628	439
Equity-based compensation expense included in general and administrative expenses	524	430	1031	920
Deferred tax related to equity-based compensation expenses	(135)	(118)	(252)	(242)
Taxes on income (1)	—	—	—	(102)

Non-GAAP net income	$3,386	$4,438	$6,292	$10,314

(1) Results for the six months ended June 30, 2012 include the utilization of expenses on a previously booked capital gain

GAAP weighted-average number of Common Stock used in computation of diluted net income per share (in thousands)	22,546	23,449	22,608	23,842
Weighted-average number of shares related to outstanding options (in thousands)	1	5	1	6

Weighted-average number of Common Stock used in computation of diluted net income per share excluding equity-based compensation expense (in thousands)	22,547	23,454	22,609	23,848
GAAP diluted net income per share	$0.10	$0.15	$0.17	$0.35
Equity-based compensation expense, net of taxes	$0.05	$0.04	$0.11	$0.08

Non-GAAP diluted net income per share	$0.15	$0.19	$0.28	$0.43

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	June 30, 2013	December 31, 2012 (*)
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$7,539	$18,422
Marketable securities and short term bank deposits	118,627	116,572
Trade receivables, net	9,186	6,232
Deferred tax assets	2,565	2,065
Prepaid expenses and other current assets	3,071	2,361

Total current assets	140,988	145,652

Long-term assets:
Long term bank deposits	28,226	23,050
Severance pay fund	6,615	6,130
Deferred tax assets	1,305	1,178
Property and equipment, net	1,707	1,392
Goodwill	36,498	36,498
Investment in other companies	2,733	2,433

Total assets	$218,072	$216,333

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$1,198	$1,176
Deferred revenues	539	865
Accrued expenses and other payables	2,595	3,462
Accrued payroll and related benefits	6,411	6,978
Income taxes payable, net	2,127	1,626

Total current liabilities	12,870	14,107
Accrued severance pay	6,722	6,158

Total liabilities	19,592	20,265

Stockholders’ equity:
Common stock:	22	22
Additional paid in-capital	201,159	198,495
Accumulated other comprehensive income (loss)	(367)	360
Treasury stock	(27,737)	(25,694)
Retained earnings	25,403	22,885

Total stockholders’ equity	198,480	196,068

Total liabilities and stockholders’ equity	$218,072	$216,333

(*)	Derived from audited financial statements